Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
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    Rule 14a-6(e)(2))
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                          Coastal Banking Company, Inc.
                -----------------------------------------------
                (Name of Registrant as Specified in Its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1)and 0-11.

         (1)  Title of each class of securities to which transaction applies:


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         pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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         (5)  Total fee paid:


[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)  Amount Previously Paid:


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



                          COASTAL BANKING COMPANY, INC.
                              36 Sea Island Parkway
                         Beaufort, South Carolina 29901


                    Notice of Annual Meeting of Shareholders


Dear Fellow Shareholder:

         We cordially invite you to attend the 2002 Annual Meeting of Shareholders of Coastal Banking Company, Inc., the holding company for Lowcountry National Bank. At the meeting, we will report on our performance in 2001 and answer your questions. We are excited about our accomplishments and we look forward to discussing both our accomplishments and our plans with you. We hope that you can attend the meeting and look forward to seeing you there.

         This letter serves as your official notice that we will hold the meeting on May 21, 2002 at 10:00 AM at the Oyster Cove Club House, Beaufort, South Carolina for the following purposes:

1.       To elect four members to the board of directors; and

2. To transact any other business that may properly come before the meeting or any adjournment of the meeting.

         Shareholders owning our common stock at the close of business on April 1, 2002 are entitled to attend and vote at the meeting.

         Please use this opportunity to take part in the affairs of your company by voting on the business to come before this meeting. Even if you plan to attend the meeting, we encourage you to complete and return the enclosed proxy to us as promptly as possible.


                                  By order of the Board of Directors,

                                  /s/  Ladson F. Howell

                                  Ladson F. Howell
                                  Chairman



Beaufort, South Carolina
April 19, 2002

                          COASTAL BANKING COMPANY, INC.
                              36 Sea Island Parkway
                         Beaufort, South Carolina 29901

                      Proxy Statement For Annual Meeting of
                     Shareholders to be Held on May 21, 2002


         Our board of directors is soliciting proxies for the 2002 Annual Meeting of Shareholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. We encourage you to read it carefully.

                               Voting Information

         The board set April 1, 2002 as the record date for the meeting. Shareholders owning our common stock at the close of business on that date are entitled to attend and vote at the meeting, with each share entitled to one vote. There were 948,281 shares of common stock outstanding on the record date. A majority of the outstanding shares of common stock represented at the meeting will constitute a quorum. We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists.

         When you sign the proxy card, you appoint Randolph C. Kohn and Ladson
F. Howell as your representatives at the meeting. Mr. Kohn and Mr. Howell will vote your proxy as you have instructed them on the proxy card. If you submit a proxy but do not specify how you would like it to be voted, Mr. Kohn and Mr. Howell will vote your proxy for the election to the board of directors of all nominees listed below under "Election Of Directors". We are not aware of any other matters to be considered at the meeting. However, if any other matters come before the meeting, Mr. Kohn and Mr. Howell will vote your proxy on such matters in accordance with their judgment.

         You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by signing and delivering another proxy with a later date or by voting in person at the meeting. Brokers who hold shares for the accounts of their clients may vote these shares either as directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members. Proxies that brokers do not vote on some proposals but that they do vote on others are referred to as "broker non-votes" with respect to the proposals not voted upon. A broker non-vote does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority. In addition, if a shareholder abstains from voting on a particular proposal, the abstention does not count as a vote in favor of or against the proposal.

         We are paying for the costs of preparing and mailing the proxy materials and of reimbursing brokers and others for their expenses of forwarding copies of the proxy materials to our shareholders. Our officers and employees may assist in soliciting proxies but will not receive additional compensation for doing so. We are distributing this proxy statement on or about April 19, 2002.

                      Proposal No. 1: Election of Directors

         The board of directors is divided into three classes with staggered terms, so that the terms of only approximately one-third of the board members expire at each annual meeting. The current terms of the Class III directors will expire at the meeting. The terms of the Class I directors expire at the 2003 Annual Shareholders Meeting. The terms of the Class II directors will expire at the 2004 Annual Shareholders Meeting. Our directors and their classes are:

        Class I                Class II                   Class III
        -------                --------                   ---------

  Marjorie Trask Gray, DMD      Mark B. Heles        James W. Holden, Jr., DVM
    Dennis O. Green, CPA        Lila N. Meeks              James C. Key
   J. Phillip Hodges, Jr.    Robert B. Pinkerton             Ron Lewis
      Randolph C. Kohn       John M. Trask, III           Matt A. Trumps
        Ladson Howell


         Shareholders will elect four nominees as Class III directors at the meeting to serve a three-year term, expiring at the 2005 Annual Meeting of Shareholders. The directors will be elected by a plurality of the votes cast at the meeting. This means that the four nominees receiving the highest number of votes will be elected.

         The board of directors recommends that you elect James W. Holden, Jr. DVM, James C. Key, Ron Lewis and Matt A. Trumps, as Class III directors.

         If you submit a proxy but do not specify how you would like it to be voted, Mr. Howell and Mr. Kohn will vote your proxy to elect Dr. Holden, Mr. Key, Mr. Lewis and Mr. Trumps. If any of these nominees is unable or fails to accept nomination or election (which we do not anticipate), Mr. Howell and Mr. Kohn will vote instead for a replacement to be recommended by the board of directors, unless you specifically instruct otherwise in the proxy.

         Set forth below is certain information about the nominees. Each of the nominees is also an organizer and director of our subsidiary, Lowcountry National Bank.

         James W. Holden, Jr., DVM, 42, Class III director, is a licensed veterinarian in South Carolina and Georgia, and has been practicing veterinary medicine in Beaufort since 1986. He has been the owner and director of Holly Hall Animal Hospital since 1988 and opened Sea Island Animal Hospital in 1999. Dr. Holden is also a general partner and owner of James W. Holden & Co., LLP., a real estate development company. He received his DVM from the University of Georgia in 1983, and a degree in Pre-Veterinary Medicine from Clemson University in 1979. He is a member of the Rotary Club of Beaufort where he served as a director, president, vice president, and secretary.

         James C. Key, 63, Class III director, has been a partner with the Shenandoah Group, LLP, a firm providing risk, control and audit solutions business, in Beaufort, South Carolina since 1997. He is a Certified Internal Auditor and a licensed real estate agent in South Carolina. Mr. Key served as a director of the Internal Audit Department of IBM Corporation in Armonk, New York from 1962 until 1997. He graduated from Syracuse University in 1991 with a degree in Liberal Studies. Mr. Key serves on the Board of Governors of the Institute of Internal Auditors, Coastal Georgia Chapter and the Seminar Committee of the Institute of Internal Auditors.

         Ron Lewis, 61, Class III director, has been owner and operator of two McDonald's franchises in Beaufort, South Carolina since 1990. He graduated from the State University of New York, New York in 1961 with a Bachelor of Science degree in Business/Economics. He is a member of the board of directors of the Marine Institute, the Mayor's Committee for the Disabilities, The Advisory Board of the Boys and Girls Clubs of Beaufort, and a member of the Beaufort County Art Council.

         Matt A. Trumps, 33, Class III director, has been the part owner of Tideland Realty, a family owned real estate company, since 1994. Mr. Trumps received a Bachelor of Arts degree from the College of Charleston in 1991. He is a member of St. Peter's Catholic Church and a life member of the College of Charleston Alumni Association. He is a partner in the Lady's Island Marina Redevelopment PUD and other local development projects.

         Set forth below is also information about each of our other directors and each of our executive officers. Each of these directors is also an organizer and a director of our subsidiary, Lowcountry National Bank.

         Marjorie Trask Gray, DMD, 32, Class I director, has been a dentist with a general practice in Beaufort, South Carolina since 1997. She graduated from the University of South Carolina in 1992, and from the Medical University of South Carolina with a DMD in 1997. Dr. Gray is licensed to practice dentistry in the state of South Carolina. She is a member of the South Carolina Dental Association, the American Dental Association, the St. Helena Episcopal Church, the Beaufort County Open Land Trust, and the Historic Beaufort Foundation. Dr. Gray also is secretary and treasurer of the Beaufort Dental Study Club.

         Dennis O. Green, CPA, 61, Class I director and vice chairman of the board, served as Chief Auditor for Citicorp, and its principal banking subsidiary, Citibank N.A. in New York, New York from 1990 until mid- 1997, when he retired. Mr. Green is president of Keiretsu Investments, Inc., a private investment company and principal and founder of Celadon LLC, developer of "Celadon", a new traditional neighborhood development on Lady's Island, Beaufort, SC. He graduated in 1967 from Wayne State University with a degree in Business Administration/Finance. Mr. Green has been a Certified Public Accountant in the state of Michigan since 1969. He is Director and President of The Olive Tree Foundation, Director and Vice President of the Boys and Girls Club of Beaufort.

         Mark B. Heles, 52, CPC, Class II director, is the owner, president, and chief executive officer of TempO Personnel Services, Inc. which he founded in 1985. He is also a partner in the Magnolia Bakery and Cafe. Mr. Heles received his license as a Certified Personnel Consultant in 1990 from the National Association of Personnel Consultants. He graduated from the University of South Carolina in 1976 with a Bachelor of Science degree in Business Administration/Finance. Mr. Heles is a former president of the Hilton Head Island Rotary Club and a past director of the Beaufort Chamber of Commerce. He currently is a member of the Beaufort and Hilton Head Homebuilders Associations and the Beaufort and Hilton Head Island Chamber of Commerce.

         J. Phillip Hodges, Jr., 55, Class I director and secretary, manages KSH Properties, LLC, an investment company. From 1972 until his retirement in 1998, Mr. Hodges worked as a stockbroker for The Robinson-Humphrey Company, LLC, a subsidiary of Salomon Smith Barney, in Albany, Georgia, most recently as first vice president of sales. He received his Master of Business Administration in 1978 from Valdosta State College, and a degree in Finance/Economics from Auburn University in 1974. While working for Robinson-Humphrey, Mr. Hodges held licenses with the National Association of Security Dealers, New York Stock Exchange, American Stock Exchange, and Commodities Futures Trading Corporation. He currently is a director of the Rotary Club of Beaufort, the Beaufort Historic Foundation, and a member of St. Helena's Episcopal Church.

         Ladson F. Howell, 58, Class I director and chairman of the board of directors of the bank, is licensed to practice law in South Carolina and retired in January 2000 as a practicing attorney with Howell, Gibson & Hughes, PA, a law firm located in Beaufort, South Carolina, since 1968. He received his law degree from the University of South Carolina Law School in 1968 and a degree in Journalism from the University of South Carolina in 1965. Mr. Howell was a former president of the Beaufort County Bar Association. He currently is a member of the South Carolina State Bar Association, and the Board of Trustees of Carteret Street United Methodist Church.

         Randolph C. Kohn, 54, Class I director, has served as president and chief executive officer of our company and our bank since inception. He previously served as senior vice president and senior credit officer for Clemson Bank & Trust, a community bank located in Clemson, South Carolina. He has more than 30 years of banking experience in both Georgia and South Carolina. He graduated from the University of Georgia in 1970 with a degree in Business Management. Mr. Kohn serves on the Board of Directors for the South Carolina Bankers Association and is chairman of the "New Bank Peer Group" committee for the Independent Bankers of South Carolina. He also serves as treasurer of the Northern Beaufort Baseball Association, a member of the Administrative Board of Carteret Street United Methodist Church, a member of the Beaufort Rotary Club, and a member of the Board of Directors for the Boys and Girls Clubs of Beaufort.

         Charlie T. Lovering, 34 has served as senior vice president and chief financial officer of our company and bank since inception. He previously served as senior vice president and controller for Ameribank, N.A., in Savannah, Georgia from 1997 until August 1999. From May 1996 until July 1997, Mr. Lovering served as vice president and state compliance and Community Reinvestment officer for SouthTrust Corporation. He has more than 15 years of banking experience throughout the Southeast. He graduated from Auburn University in 1990 with a degree in Business Administration and Accounting. Mr. Lovering serves on the South Carolina Bankers Association Compliance Committee. He also serves as Treasurer of the Lowcountry Rotary Club.

         Lila N. Meeks, 62, Class II director, has been the Dean of Academic Affairs for the University of South Carolina in Beaufort, South Carolina since 1994. She graduated from Auburn University in 1962, and received a Masters degree in English from Auburn in 1966. Ms. Meeks is a member of the Beaufort County Open Land Trust, the Arts Council, the Beaufort County Historical Society, the Historic Beaufort Foundation, and St. Helena's Episcopal Church.

         Robert B. Pinkerton, 61, Class II director, has been the president and chief executive officer of Athena Corporation, a manufacturer, fabricator, and installer of products for the construction industry since 1990. Prior to that he was CEO of Blackstone Corporation (now part of Valeo), a multinational original equipment manufacturer of automotive engine cooling systems. He is also a principal in the Beaufort Land Company, Village Renaissance, Inc., and Classic Custom Homes, developers and homebuilders in Beaufort and Hilton Head, SC. He received a law degree from Wayne State University in 1976, a Masters degree from the Chrysler Institute of Engineering in 1967, and a degree in mechanical engineering from the Detroit Institute of Technology in 1965. Mr. Pinkerton is a member of the Rotary Club of Beaufort, the Greater Beaufort Chamber of Commerce, the Homebuilders Association of the Lowcountry, the South Carolina Chamber of Commerce, and the Beaufort Roundtable. In addition, Mr. Pinkerton was named Greater Beaufort Chamber of Commerce Business Person of the Year in 1998.

         John M. Trask, III, 39, Class II director, has been an owner of Lowcountry Real Estate, a local real estate company, since 1996. He formerly owned and managed Pikes Peak of Memphis, a wholesale florist company from 1991 until 1996. Mr. Trask is active in the Beaufort business community and he has additional ownership interests in several local businesses. He graduated from Vanderbilt University with a Bachelor of Arts degree in 1987. Mr. Trask is a licensed real estate broker in South Carolina. He serves on the boards of directors of both the Boys and Girls Clubs of Beaufort and Main Street Beaufort.

                Compensation of Directors and Executive Officers

Summary of Cash and Certain Other Compensation

         The following table shows the cash compensation we paid to our chief executive officer and president for the years ended December 1999, 2000, and 2001. No other executive officer of our company or bank earned total annual compensation, including salary and bonus, in excess of $100,000 in 2001.


                           Summary Compensation Table

                                                                                                 Long Term
                                                                                                Compensation
                                                          Annual Compensation                      Awards
                                                  --------------------------------------    --------------------
                                                                           Other Annual     Number of Securities
Name and Principal Position            Year       Salary       Bonus     Compensation(1)     Underlying Options
---------------------------            ----       ------       -----     ---------------    --------------------

Randolph C. Kohn                         2001      $102,784     --           $   1,134               --
    Chief Executive Officer              2000      $100,113     --           $  17,074(2)            --
and President
                                         1999      $ 63,000     --           $  13,898              47,414

(1) Our executive officers also received indirect compensation in the form of certain perquisites and other personal benefits. The amount of such benefits received in the fiscal year by each named executive officer did not exceed 10% of the executive's annual salary and bonus.
(2) This bonus was paid to Mr. Kohn in 2000 upon the bank's opening and was part of his employment agreement terms.


Aggregated Option Exercise and Year-end Option Values

                                   Number of Unexercised Securities            Value of Unexercised In-the-Money
                                Underlying Options at Fiscal year End            Options at Fiscal Year End (1)
                               ---------------------------------------       ----------------------------------
Name                            Exercisable           Unexercisable            Exercisable          Unexercisable
----                            -----------           -------------            -----------          -------------
Randolph C. Kohn                   28,966                 33,448           $        --          $     --


(1) The values shown equal the difference between the exercise price of unexercised in-the-money options and the closing market price ($7.67) of the underlying common stock at (most recent date applicable), March 15, 2002. Options are in-the-money if the fair market value of the common stock exceeds the exercise price of the option. The exercise price for all of Mr. Kohn's options is $10.00 per share, therefore, none of his options are in-the-money.


Employment Agreements

         In 1999, we entered into an employment agreement with Randy Kohn for a five-year term, pursuant to which he serves as president, chief executive officer and director of our bank. Mr. Kohn is paid a salary of $103,918, which includes certain perquisites, plus his yearly medical insurance premium. He is also entitled to receive an annual increase in his salary equal to the previous year's salary times the increase in the Consumer Price Index during the previous year. The board of directors may increase Mr. Kohn's salary above this level, but not below it. He will be eligible to receive an annual bonus of up to 5% of the net pre-tax income of the bank, if the bank meets performance goals set by the board. He will be eligible to participate in any management incentive program of the bank or any long-term equity incentive program and will be eligible for grants of stock options and other awards thereunder. Mr. Kohn was granted options to purchase a number of shares of common stock equal to 5% of the number of shares sold in our initial offering, or 47,414 shares. These options have an exercise price of $10.00 per share, vest equally over a five-year period beginning on the first anniversary of the bank's opening, and have a term of ten years. Additionally, Mr. Kohn participates in the bank's retirement, welfare, and other benefit programs and is entitled to a life insurance policy and an accident liability policy and reimbursement for automobile expenses, club dues, and travel and business expenses.

         Mr. Kohn's employment agreement also provides that following termination of his employment and for a period of 12 months thereafter, he may not (a) compete with the company, the bank, or any of its affiliates by, directly or indirectly, forming, serving as an organizer, director or officer of, or consultant to, or acquiring or maintaining more than 1% passive investment in, a depository financial institution or holding company thereof if such depository institution or holding company has one or more offices or branches within a radius of thirty miles from the main office of the company or any branch office of the company, (b) solicit major customers of the bank for the purpose of providing financial services, or (c) solicit employees of the bank for employment. If Mr. Kohn terminates his employment for good cause as that term is defined in the employment agreement or if he is terminated following a change in control of Coastal Banking Company as defined in the agreement, he will be entitled to severance compensation of his then current monthly salary for a period of 12 months, plus accrued bonus, and all outstanding options and incentives shall vest immediately.

Director Compensation

         We did not pay directors' fees for the year ended December 31, 2001. We do not intend to pay directors' fees until the bank is cumulatively profitable. However, we reserve the right to pay directors' fees in accordance with our bylaws. If we decide to pay directors' fees in the future, we intend to determine the fees after taking into account the fees that other banks of our age and size pay to their directors.

                          Security Ownership of Certain
                        Beneficial Owners and Management

General

         The following table shows how much of our common stock is owned by the directors, certain executive officers, and owners of more than 5% of the outstanding common stock, as of March 31, 2002. In addition, each organizer received a warrant to purchase one share of common stock at a purchase price of $10.00 per share for every share purchased by that organizer in the offering, for a total of 202,000 shares. The warrants, which are represented by separate warrant agreements, vest over a three year period beginning on December 2, 2000 and will be exercisable in whole or in part during the ten year period following that date.

                                                                                                    Percentage of
                                                Number of Shares            Right to                  Beneficial
       Name                                         Owned(1)               Acquire(2)                Ownership(3)
       ----                                     ----------------           ----------               --------------
       Marjorie Trask Gray                            15,000                 10,000                    2.61%
       Dennis O. Green                                30,000                 14,332                    4.61%
       Mark B. Heles                                  30,500                 10,000                    4.17%
       J. Phillip Hodges, Jr.                         17,000                 11,354                    2.95%
       James W. Holden, Jr.                           20,475                  7,666                    2.94%
       Ladson F. Howell                               10,000                  6,666                    1.75%
       James C. Key                                   10,000                  6,666                    1.75%
       Randolph C. Kohn                               16,000                 28,966                    4.60%
       Ron Lewis                                      13,000                  8,666                    2.26%
       Charlie T. Lovering                             3,091                  4,000                    *
       Lila N. Meeks                                  14,000                  9,334                    2.44%
       Robert B. Pinkerton                            21,250                 13,332                    3.60%
       John M. Trask, III                             28,475                 16,666                    4.68%
       Matt A. Trumps                                 15,467                 10,000                    2.66%

       All directors  and executive  officers        244,258                157,648                   36.34%
       as a group (14 persons)


(1)   Includes shares for which the named person:
      o  has sole voting and investment power,
      o has shared voting and investment power with a spouse or other person, or
      o holds in an IRA or other retirement plan program, unless otherwise indicated in these footnotes. Does not include shares that may be acquired by exercising options or warrants.

(2) Includes shares that may be acquired within the next 60 days by exercising stock options or warrants that vest during that time, but does not include any other stock options or warrants.

(3) Determined by assuming the named person exercises all options and warrants which he or she has the right to acquire within 60 days, but that no other persons exercise any options or warrants.

                Meetings and Committees of the Board of Directors

         During the year ended December 31, 2001 the board of directors of the company held 12 meetings and the board of directors of bank held 12 meetings. All of the directors of the company and bank attended at least 75% of the aggregate of such board meetings and the meetings of each committee on which they served with the exception of Mssr. Ron Lewis who attended 66%.

         Our board of directors has appointed a number of committees, including an audit, personnel, asset/ liability and compensation committee. The audit committee is composed of James C. Key, J. Phillip Hodges, Jr., Marjorie Trask Gray, Ladson F. Howell, Lila N. Meeks, and Dennis O. Green as chair. Each of these members are considered "independent" under Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards. The audit committee met 6 times in 2001.

         The audit committee functions are set forth in its charter, which is included as Appendix A. The audit committee has the responsibility of reviewing financial statements, evaluating internal accounting controls, reviewing reports of regulatory authorities, and determining that all audits and examinations required by law are performed. The committee recommends to the board the appointment of the independent auditors for the next fiscal year, reviews and approves the auditor's audit plans, and review with the independent auditors the results of the audit and management's responses. The audit committee is responsible for overseeing the entire audit function and appraising the effectiveness of internal and external audit efforts. The audit committee reports it findings to the board of directors.

         The personnel committee is composed of Mss. Gray and Meeks and Mssrs. Trask, Kohn, Howell and Heles as chair. The personnel committee met 15 times in 2001. The personnel committee has the responsibility of establishing and approving all major policies concerning salary administration, incentive compensation and employee benefits.

         We do not have a nominating committee or a committee serving a similar function.


                   Report of The Audit Committee of the Board

         The audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the company specifically incorporates the information contained in the report by reference and shall not be deemed filed under such acts.

         The audit committee reviewed and discussed with management the audited financials statements. The audit committee discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61. The audit committee received from the independent auditors the written disclosures and the letter required by the Independent Standards Board Standard No. 1 ("Independence Discussions with Audit Committees") and discussed with the independent auditors the independent auditor's independence from the company and its management. In reliance on the reviews and discussions referred to above, the audit committee recommended to our board of directors that the audited financial statements be included in our Annual Report on SEC Form 10-KSB for the fiscal year ended December 31, 2001 for filing with the SEC.

         As a part of its continuing responsibility to review the services provided by its independent accountants and the internal audit, loan review and compliance functions, the audit committee conducted interviews with independent accounting firms in the region in order to select its accounting firm for 2002. After careful evaluation, the committee decided to retain the services of Elliot Davis, LLP as the auditors of Coastal Banking Company, Inc. Porter Keadle Moore, LLP, will serve as the internal auditors. There were no disagreements with Tourville, Simpson & Caskey, LLP, which caused the change.

         The report of the audit committee is included herein at the direction of its members James C. Key, Dennis O. Green, Marjorie Trask Gray, Ladson F. Howell, Lila N. Meeks, and J. Phillip Hodges, Jr.

                                   Audit Fees

         The aggregate fees billed for professional services rendered by the independent auditors during our 2001 fiscal year for audit of our annual financial statements and review of those financial statements included in our quarterly reports filed on SEC Form 10-QSB totaled $23,314.

          Financial Information Systems Design and Implementation Fees

         We did not engage the independent auditors to provide, and the independent auditors did not bill for, professional services regarding financial information systems design and implementation during the year ended December 31, 2001.

                                 All Other Fees

         The aggregate fees billed for non audit services rendered by the independent auditors during the company's fiscal year totaled $28,724. Non-audit services included internal audit services, assistance with the company's Registration Statement, and assistance with the preparation of our Form 10-KSB, among other things.


                 Certain Relationships and Related Transactions

           Interests of Management and Others in Certain Transactions

         We have banking and other transactions in the ordinary course of business with our directors and officers and the bank and their affiliates. It is our policy that these transactions be on substantially the same terms (including price, or interest rates, and collateral) as those prevailing at the time for comparable transactions with unrelated parties. We do not expect these transactions to involve more than the normal risk of collectibility nor present other unfavorable features to the company or the bank. Loans to individual directors and officers must also comply with the bank's lending policies and statutory lending limits, and directors with a personal interest in any loan application are excluded from the consideration of the loan application. The company intends for all of its transactions with its affiliates to be on terms no less favorable to the company than could be obtained from an unaffiliated third party and to be approved by a majority of disinterested directors.


      Compliance with Section 16(a) of the Securities Exchange Act of 1934

         As required by Section 16(a) of the Securities Exchange Act of 1934, our directors, executive officers, and certain individuals are required to report periodically their ownership of the company's common stock and any changes in ownership to the SEC. Based on a review of Forms 3, 4, and 5 and any representations made to the company, it appears that all such reports for the following persons were filed in a timely manner, with the exception of a late Form 4 that was filed on behalf of Dr. James W. Holden, Jr. for one purchase made in April 2001 that was reported in June 2001.


                              Independent Auditors

         We have selected Elliott Davis, LLP to serve as independent auditors to the company for the year ended December 31, 2002. We do not expect a representative to attend the meeting.

        Shareholder Proposals for the 2003 Annual Meeting of Shareholders

         If shareholders wish a proposal to be included in our proxy statement and form of proxy relating to the 2003 annual meeting, they must deliver a written copy of their proposal to our principal executive offices no later than December 19, 2002. To ensure prompt receipt, the proposal should be sent certified mail, return receipt requested. Proposals must comply with our bylaws relating to shareholder proposals in order to be included in our proxy materials.


April 19, 2002

                       PROXY SOLICITED FOR ANNUAL MEETING
                               OF SHAREHOLDERS OF
                          COASTAL BANKING COMPANY, INC.
                           to be held on May 21, 2002


         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

         The undersigned hereby constitutes and appoints Ladson F. Howell and Randolph C. Kohn and each of them, his or her true and lawful agents and proxies with full power of substitution in each, to represent and vote, as indicated below, all of the shares of common stock of Coastal Banking Company, Inc. that the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the company to be held at Oyster Cove Club House, Beaufort, South Carolina 29902, at 10 a.m. local time, and at any adjournment, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is acknowledged. These proxies are directed to vote on the matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement as follows:

         This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted: "for" Proposal No. 1 to elect the four identified Class III directors to serve on the board of directors for three-year terms.

1. PROPOSAL to elect the four identified Class III directors to serve for three year terms :

         James W. Holden, Jr., DVM
         James C. Key
         Ron Lewis
         Matt A. Trumps


         |_|  FOR all nominees                  |_|  WITHHOLD AUTHORITY
              listed (except as marked to            to vote for all nominees
              the contrary)

(INSTRUCTION: To withhold authority to vote for any individual nominee(s), write that nominees name(s) in the space provided below).



Dated:                      , 2002      Dated:                            , 2002
      -----------------------                   -------------------------


----------------------------------     --------------------------------
Signature of Shareholder(s)              Signature of Shareholder(s)

----------------------------------     --------------------------------
Please print name clearly                Please print name clearly

Please sign exactly as name or names appear on your stock certificate. Where more than one owner is shown on your stock certificate, each owner should sign. Persons signing in a fiduciary or representative capacity shall give full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.

                                                                    Appendix A

================================================================================


   COASTAL       BANK HOLDING  Board Approved:  September 2000
   BANKING         COMPANY-    Last Revision :  September 2000
COMPANY, INC.       AUDIT      Department Accountability:  Audit Committee
                               Individual Accountability:  Chief Audit Executive
  EXECUTIVE
================================================================================

STATEMENT OF DEFINITION AND PURPOSE

The Board of Directors of Coastal Banking Company, Inc. has an obligation to the employees, customers, and shareholders of the corporation to ensure that the audit function is in place, performing adequately, and meeting the objectives of Lowcountry National Bank. Internal audit will provide analyses, appraisals, recommendations, and advice pertaining to the activities reviewed. The audit function will, on an independent basis:

o Verify the reliability and integrity of the information disseminated by the holding company.
o  Ensure compliance with various policies, procedures, laws, and regulations.
o  Safeguard assets.
o  Evaluate whether resources have been used prudently and effectively.
o  Determine whether operations and program goals have been accomplished.

The audit program will be designed to detect material internal errors and irregularities that exist, including fraud and control deficiencies.

The Bank Holding Company's Board of Directors will empower the Board Audit Committee with the responsibility of overseeing the consolidated audit function. The purpose of this policy is to provide the Audit Committee with sufficient guidance in this regard.

Audit Committee Membership

The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) requires institutions with more than $3 billion in assets to appoint at least two members who have financial expertise to the Audit Committee and to ban all large customers from membership. In addition, the Audit Committee members must be independent of management (FDICIA provides guidance on the definition of independence).

Audit Committee Membership Restrictions

FDICIA section 36 precludes a "large customer" of a "large institution" from serving on the independent Audit Committee. The FDIC adopted the definition of a large customer to include the following:

 o The aggregate extension of credit from the institution and its affiliates exceeds 1.25 percent of the institution's total assets (or 1.25 percent of the total banking assets of the holding company, per the exceptions for subsidiaries of the holding company in section 363.16).
 o Any other relationships with the institution or its affiliates that contributed to 1 percent or more of the aggregate of the combined gross total interest income plus gross total interest income realized by the institutions (or holding company, per section 363.16 exemptions).

GENERAL OBJECTIVES

This policy will provide the Audit Committee with broad-based direction relative to audit program expectations. At a minimum, the audit program will reduce the risk of loss of assets or regulatory agency criticism through appropriate reviews of internal controls and policy adherence.

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


SPECIFIC GOALS

The holding company and all subsidiaries will be audited through a centralized audit function at the holding company level. This will ensure that auditing systems are in place to significantly reduce or ultimately eliminate any exposure to loss, fines, and negative publicity.

AUTHORITY

The Board of Directors will appoint five members of the directorate to serve on the Audit Committee for a period of at least one year. Three of these members should be from outside the bank. Members of the Audit Committee will meet quarterly with the Internal Audit Manager to discuss the status of auditing activities at the holding company and the subsidiaries. Special meetings may be called by either a member of the Audit Committee, the holding Company Chief Executive Officer, external auditors, or the Internal Audit Manager.

The Audit Committee will provide the Internal Audit Manager with sufficient direction to perform his or her duties. The audit manager will remain responsible for:

o Ensuring the adequacy, accuracy, and timeliness of internal audit activities
o Reporting to the Audit Committee at least quarterly regarding audit activities
o Creating an annual audit plan to be submitted to the Audit Committee for review and ratification from external auditors
o     Coordinating external audit activities
o     Assisting with regulatory examination activities, as requested

INDEPENDENCE

The Internal Audit Manager will have direct access to the Audit Committee of the Board of Directors. The Internal Audit Manager will report to the holding company's Chief Executive Officer regarding daily administrative matters.

The Internal Audit Manager will have the freedom to access corporate and subsidiary records for auditing purposes. The ability to access these records and employees will provide for the proper objectivity and independence when completing audit programs.

AUDIT PLAN

The Internal Audit Manager will develop an annual audit plan. The plan will discuss the scope and frequency of internal reviews conducted at the holding company and all subsidiaries. The scope of each review should be sufficient to recognize internal control weaknesses, detect material errors and irregularities, and determine compliance with policies, procedures, generally accepted accounting practices (GAAP), laws, regulations, and rulings. The frequency of the internal reviews depends on the accounting, internal control, and regulatory risks associated with each function.

MANAGEMENT REPORTING RESPONSIBILITIES

The holding company will submit consolidated audited financial statements to its primary regulator in accordance with generally accepted accounting principles
(GAAP).

A management report signed by the holding company's Chief Financial Officer will be prepared as of the end of the most recent fiscal year and will contain a statement regarding the following management responsibilities:

o    Preparation of the institution's annual financial statement
o Establishment and maintenance of adequate internal controls and procedures for financial reporting, including a description of the activities the controls encompass
o Compliance with the laws and regulations relating to safety and soundness that are designated by the FDIC and the institution's primary regulator

The guidelines in Appendix A to 12 CFR 363 expand on the requirements relating to this management report. Based on the guidelines, management should review and report on the effectiveness of internal controls relating to the safeguarding of assets, as well as the existence and effectiveness of those controls on the management of assets, including loan underwriting and documentation. The independent public accountant must attest to management's assertions. Supporting documentation for the management report should demonstrate that safeguarding of assets has been considered.

At the conclusion of each internal audit, and after a discussion with affected management areas of the internal audit findings, a report must be drafted no later than 30 days after the audit is completed. The report will be distributed to members of the Audit Committee, the holding Company Chief Executive Officer, the Chief Executive Officer of the affected subsidiary (if applicable), and appropriate management.

All internal audit reports should include the following:

o    Purpose
o    Scope
o    Summary of findings
o    Exceptions noted
o    Repeat exceptions (if applicable)
o    Recommendations
o    Management's response

OUTSOURCING THE INTERNAL AUDIT FUNCTION

Outsourcing of internal audit coverage may be contracted when the Board of Directors, upon consideration of current audit scope and work to be performed, deems it necessary to require the utilization of external resources. In outsourcing any audit function, a formal contract shall be requested, reviewed, and if appropriate, accepted, detailing the services to be performed. Specifically, this contract shall set out the following, at a minimum:

 o   Scope and frequency of work to be performed by the vendor;
 o The manner and frequency of reporting to senior management and directors regarding the status of contract work; o Details pertaining to the protocol for changing terms of the service contract, especially expansion of audit work scope, if significant issues are found;
 o Specific wording indicating the internal audit reports are the property of the organization, that the organization will be provided with any copies of the related work papers it deemed necessary, and
 o that authorized organizational employees will have reasonable and timely access to the work papers prepared by the outsourcing vendor
 o   Location of the internal audit reports and the related work papers;
 o Assurances that examiners will be granted immediate and full access to internal audit reports and related work papers prepared by the outsourcing vendor;
 o Guidance on method for determining who bears cost of consequential damages arising from errors, omissions, and negligence; and
 o Specific wording that the outsourcing vendor performing internal audit functions must maintain independence as prescribed in the Interagency Policy Statement on Internal Audit Function and Its Outsourcing, December 22, 1997.

Senior management is responsible for reviewing the above referenced policy statement to assess what additional information and/or focuses maybe required. As part of each outsourcing arrangement, it is important to ensure reasonable attempts have been made to affect compliance with potential examiner request items and review procedures.

EXTERNAL AUDIT ACTIVITIES

The Bank Holding Company will retain the services of a public accounting firm. The external auditors will supplement internal audit activities and perform additional activities, which include, but are not limited to:

o Annual review of the internal audit function to determine the appropriateness of the audit plan, work program, and procedures
o Recommendations and guidance to the Internal Audit Manager regarding the scope and frequency of internal audits
o Providing an opinion on whether the financial statements of the holding company and subsidiaries are presented fairly in all material respects, in conformity with generally accepted accounting principles (GAAP)
o    Assistance to the Internal Audit Manager, as requested
o Performance of special projects, as necessary, including the implementation of new policies and procedures relating to changes in laws and regulations affecting Lowcountry National Bank
o    Completion of other assignments, as dictated by the Audit Committee

The Board of Directors and management of the holding company take responsibility for the financial statements of the holding company organization. It is the external auditors' responsibility to render an opinion on the financial statements based on their audit. If a management letter, or any document prepared by the external auditor that contains significant suggestions or recommendations regarding the holding company's financial statements and reporting, is received from the external auditor, a copy of this document must be filed with the appropriate federal banking agencies and any appropriate state banking agency within 15 days of receipt.

Section 36 of the Federal Deposit Insurance Act (12 USC 1831 (m>>, as added by FDICIA, and section 7(a) of the Federal Deposit Insurance Act (12 USC 1817(a>>, as amended by the Financial Institutions Reform, Recovery and

Enforcement Act of 1989, require that copies of various confidential regulatory reports and supervisory actions be given to external auditors. Information to be given includes:

o    The most recent call reports
o    The most recent examination report and other related correspondence
o Any supervisory actions, such as memoranda of understanding or written agreements against the institution or its affiliates

EVALUATION OF INTERNAL CONTROLS

Banks with assets of $500 million or more will be required to obtain an accountant's report on the institution's compliance with designated laws and regulations. Evaluation of internal controls will be required. However, the FDIC is considering allowing internal controls evaluation as of "a point in time" instead of requiring the evaluation period to cover the entire fiscal year.

INTERNAL CONTROLS OVER FINANCIAL REPORTING

Management is responsible for establishing and maintaining an adequate internal control structure and procedures for financial reporting, including, but not limited to, all financial statements prepared under generally accepted accounting principles (GAAP) and all statements prepared for regulatory reporting purposes. Management must report on the effectiveness of this internal control system, and the independent external auditor must attest to management's assertions of effectiveness. Management will include in its assertion a description of the activities of the holding company's internal controls.

ENGAGING OR CHANGING EXTERNAL AUDITORS

Management will provide written notification to the FDIC, the appropriate federal and state banking agencies, and the appropriate accountant in the event of the engagement, dismissal, or resignation of the external auditor, within 15 days of the action taken. Management will also provide the independent public accountant with a copy of the most recent report of examination and all other reports required by section 36(h).

QUALITY ASSURANCE

The Internal Audit Manager should initiate and maintain a periodic review to evaluate the quality of the operations of the internal audit department. The review program should provide reasonable assurance that the internal audit work performance conforms with the standards set forth in the banking industry and by other organizations, such as the Institute of Internal Auditors, Inc.

The holding company will ensure that the independent auditors understand the confidentiality requirements regarding the reports of examination and any other documents they receive.

The program should include a review of supervision and internal reviews of the quality of various internal audits. The internal audit department's policies, procedures, and general performance should also be reviewed every three years by an external independent source. The holding company expects the independent reviewer to provide a formal written report, expressing an opinion as to the internal audit department's compliance with holding company policies and procedures, as well as standards set by the Institute of Internal Auditors, Inc. and other accounting and regulatory organizations.

ADDITIONAL REFERENCES

Institute of Internal Auditors, Inc., Standards for the Professional Practice of Internal Auditors, August 1978

Interagency Policy Statement on the Internal Audit Function and its Outsourcing, December 22, 1997